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[TRIMERIS LOGO]                                     [ROCHE PHARMACEUTICALS LOGO]
February 18, 2002

Barron's Mail Bag                           BY EMAIL: mail@barrons.com
1025 Connecticut Avenue
Washington, DC 20036

Dear Sir,

Re: Jay Palmer's Roche's Stock Valuation article dated February 18 - Both Roche and Trimeris are acutely aware that there are many people living with HIV/AIDS who are in urgent need of the new investigational drug T-20 due to the growing resistance to currently available therapies. These patients and health care professionals are paying particularly close attention to the developmental timelines for T-20. For this reason, both Roche and Trimeris feel that we should write to provide greater clarity to a targeted timeline for the availability of T-20 that was referred to in Jay Palmer's article on Roche's Stock Valuation in today's edition of Barron's.

Roche and Trimeris are committed to developing the first drug in this groundbreaking new class of drugs known as "fusion inhibitors" as rapidly and rigorously as possible. This will ensure that we can provide the earliest possible widespread availability of T-20 to people needing new classes of HIV therapy. We would like to clarify that we expect to file in the US and EU in the second half of 2002. We will continue working closely with the regulatory authorities to ensure a timely review. Given that we have fast-track status and expect to be filing for accelerated approval in the United States and under exceptional circumstances in Europe, we anticipate product launches beginning in early 2003.

Regards,


/s/ David Reddy                                      /s/ M. Nixon Ellis

Dr David Reddy                                       Dr. Nick Ellis
Franchise Leader &                                   Executive Vice President
Disease Area Strategy Head-HIV/AIDS,                 Chief Business Officer
Roche                                                Trimeris